YOU On Demand Reports Q1 2016 Results

  Q1 revenues increased 24% year-over-year

  Second consecutive quarter of gross profit

  Investor Update Call Scheduled Today at 4:30 p.m. ET

New York, NY, May 16, 2016 -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) (“YOU On Demand” or the “Company” or “YOD”), ”),a premium content Video On Demand service provider in China evolving into a global, mobile-driven, consumer data management platform for both enterprises and consumers, announced today its Q1 2016 operating results for the period ended March 31, 2016 (a full copy of the Company’s quarterly report on Form 10-Q is also being posted at www.sec.gov).

NEW TIME: Conference Call: Chairman Bruno Wu, CEO Mingcheng Tao and CFO Mei Chen will host a conference call at 4:30 p.m. ET today.

To join the webcast, please visit the ‘Webcasts and Events’ section of the YOD corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

YOD Q1 2016 Operating Results

Revenue for Q1 2016, which comprised of pre- Sun Seven Stars, legacy model revenue, was $1,270,000, as compared to $1,028,000 for the same period in 2015, an increase of approximately $242,000, or 24%. This revenue increase was primarily attributed to our new distribution channels on Over-the-Top platforms, the aggregate of which comprised 51% of total revenues in Q1 2016.

Cost of revenues was $916,000 for Q1 2016, as compared to $1,043,000 for Q1 2015. The decrease of $127,000, or 12%, was primarily due to delay in expected revenue from specific content titles, which impacted our content license cost amortization pattern.

Gross profit for Q1 2016 was $354,000, as compared to gross loss of $15,000 during the same period in 2015. The increase in gross profit of approximately $369,000 was primarily due to increase in revenues from new and existing distribution channels.

Selling, general and administrative expenses (“SG&A”) for Q1 2016, decreased approximately $283,000, to $2,165,000, as compared to $2,448,000 for the same period, 2015.

Salaries and personnel costs are the primary components of SG&A, accounting for 33% of SG&A expenses for Q1 2016. During Q1 2016, salaries and personnel costs totaled $709,000, a decrease of $146,000, or 17%, as compared to $855,000 for the same period of 2015. The decrease was primarily due to staff reductions made as part of business transformation and re-alignment strategy, which will be a primary focus for the 2016 fiscal year.

Net loss was $2,274,000 for Q1 2016 compared to $2,919,000 in the comparable 2015 period. Basic and diluted loss per share for Q1 2016 was $0.09 cents as compared to a $0.12 cent loss per share in the same period in 2015.

As of March 31, 2016, the Company had cash of approximately $12,035,000 and total current assets of approximately $15,619,000.

CEO Mingcheng Tao stated, “The evolution of the YOU On Demand 4-vertical business model is well underway with three promising and key business development partnerships announced over the past several weeks. Those include business alignments with Frequency Networks, GoLive TV and Huawei. With more business development deals to be announced in the immediate future, we expect new business revenue, meaning revenue from YOU On Demand’s shift to a more global, mobile-driven, consumer data management platform for both enterprises and consumers, to begin ramping in Q3 2016. YOU On Demand’s goal is to be able to reach 600 million addressable and contracted users (under contract with our distribution partners) by the end of 2016. In the meantime, YOU On Demand continues to streamline its operations as part of its business transformation and re-alignment strategy and that can be most clearly seen in the continued reduction in our operating expenses, which began last year.”

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD) is leveraging and optimizing its current operations as a premium content Video On Demand service provider in China by evolving into a global, B2B2C, mobile-driven, consumer data management platform for both enterprises and consumers. By establishing the world’s premier multimedia, social networking and e-commerce-enabled network with the largest global effective connected user base, YOU On Demand, through this expanded, cloud-based, ecosystem of connected screens combined with strong partnerships with leading global providers, will be capable of delivering a vast array of YOD–branded products and services to enterprise customers and end-use consumers - anytime and anywhere, across multiple platforms and devices.

YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal and Twentieth Century Fox Television Distribution, Miramax, as well as a broad selection of the best content from Chinese filmmakers. In addition, the Company has governmental partnerships and licenses as well as numerous JV partnerships and strategic cooperation agreements with an array of distribution and content partners in the global new media space. YOU On Demand is headquartered in both New York, NY and Beijing, China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand

Financial Tables Follow

YOU On Demand Holdings, Inc. and Its Subsidiaries and Variable Interest Entity
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,
	2016	2015

Revenue	$1,269,726	1,027,928
Cost of revenue	915,780	1,042,999
Gross profit/(loss)	353,946	(15,071)
Operating expenses:
Selling, general and administrative expenses	2,165,053	2,448,302
Professional fees	367,446	288,718
Depreciation and amortization	97,463	89,743
Total operating expense	2,629,962	2,826,763
Loss from operations	(2,276,016)	(2,841,834)
Interest and other income/(expense)
Interest expense, net	(33,473)	(28,323)
Change in fair value of warrant liabilities	37,023	(15,295)
Equity share of loss on equity method investments	(10,348)	(32,403)
Others	162	(9,767)
Loss before income taxes and non-controlling interest	(2,282,652)	(2,927,622)
Income tax benefit	8,612	8,612
Net loss	(2,274,040)	(2,919,010)

Net loss attributable to non-controlling interest	137,569	120,221

Net loss attributable to YOU on Demand common shareholders	$(2,136,471)	(2,798,789)

Basic and diluted loss per share	$(0.09)	(0.12)

Weighted average shares outstanding:
Basic and diluted	24,484,562	23,815,720

YOU On Demand Holdings, Inc., Its Subsidiaries and Variable Interest Entity
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$12,035,320	$3,768,897
Restricted cash	-	2,994,364
Accounts receivable, net	2,843,010	1,689,415
Licensed content, current	298,711	556,591
Prepaid expenses	278,809	362,421
Deferred issuance cost	-	551,218
Other current assets	163,534	157,594
Total current assets	15,619,384	10,080,500
Property and equipment, net	120,625	154,434
Licensed content, non-current	17,732,899	21,085
Intangible assets, net	2,350,399	2,412,591
Goodwill	6,648,911	6,648,911
Equity method investments	441,916	450,115
Other non-current assets	58,318	58,089
Total assets	$42,972,452	$19,825,725

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable (including accounts payable of consolidated variable interest entities (“VIEs”) without recourse to the Company of $44,306 and $44,867 as of March 31, 2016 and December 31, 2015, respectively)	$46,025	$45,788
Deferred revenue (including deferred revenue of VIEs without recourse to the Company of nil and $15,080 as of March 31, 2016 and December 31, 2015, respectively)	-	15,080
Accrued expenses (including accrued expenses of VIEs without recourse to the Company of $599,891 and $280,038 as of March 31, 2016 and December 31, 2015, respectively)	1,619,330	1,196,066
Accrued salaries (including accrued salaries of VIEs without recourse to the Company of nil and $10,861 as of March 31, 2016 and December 31, 2015, respectively)	1,335,554	1,058,124
Other current liabilities (including other current liabilities of VIEs without recourse to the Company of $343,890 and $298,422, respectively as of March 31, 2016 and December 31, 2015)	356,208	312,170
Accrued license fees (including accrued license fees of VIEs without recourse to the Company of $1,336,040 and $933,532 as of March 31, 2016 and December 31, 2015, respectively)	1,336,040	933,532
Convertible promissory note	20,593,967	3,000,000
Warrant liabilities	358,194	395,217
Deposit payable	-	2,994,364
Total current liabilities	25,645,318	9,950,341
Deferred income taxes	321,512	330,124
Total liabilities	25,966,830	10,280,465

Commitments and contingencies

Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 as of March 31, 2016 and December 31, 2015, respectively	1,261,995	1,261,995
Equity:
Series E Preferred Stock - $0.001 par value; 16,500,000 shares authorized, 7,254,997 and 7,254,997 shares issued and outstanding, liquidation preference of $12,696,245 and $12,696,245 share as of March 31, 2016 and December 31, 2015, respectively	7,255	7,255
Common stock, $0.001 par value; 1,500,000,000 shares authorized, 28,861,344 and 24,249,109 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	28,861	24,249
Additional paid-in capital	107,229,200	97,512,542
Accumulated deficit	(88,594,311)	(86,457,840)
Accumulated other comprehensive loss	(396,391)	(414,910)
Total YOU On Demand shareholder’s equity	18,274,614	10,671,296
Non-controlling interest	(2,530,987)	(2,388,031)
Total equity	15,743,627	8,283,265
Total liabilities, convertible redeemable preferred stock and equity	$42,972,452	$19,825,725